         As filed with the Securities and Exchange Commission on August 29, 2000

                                                     REGISTRATION NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               EPRISE CORPORATION
                               ------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                                    --------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   04-3179480
                                   ----------
                     (I.R.S. Employer Identification Number)

      1671 WORCESTER ROAD, FRAMINGHAM, MASSACHUSETTS, 01701 (508) 661-5200
      --------------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                               EPRISE CORPORATION
                               ------------------
                             1994 STOCK OPTION PLAN
                             ----------------------

                               EPRISE CORPORATION
                               ------------------
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN
                   -------------------------------------------

                               EPRISE CORPORATION
                               ------------------
                        2000 EMPLOYEE STOCK PURCHASE PLAN
                        ---------------------------------

                               EPRISE CORPORATION
                               ------------------
                  2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                  --------------------------------------------

                            (Full title of the plan)

     MILTON A. ALPERN, 1671 WORCESTER ROAD, FRAMINGHAM, MASSACHUSETTS, 01701
     -----------------------------------------------------------------------

                                 (508) 661-5200
                                 --------------
     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:

       Andrea M. Teichman, Esq., Hill & Barlow, a Professional Corporation
              ONE INTERNATIONAL PLACE, BOSTON, MASSACHUSETTS 02110
              ----------------------------------------------------

                        Calculation of Registration Fee
                        -------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                             TITLE OF                         PROPOSED MAXIMUM                                  AMOUNT OF
                         SECURITIES TO BE    AMOUNT TO BE      OFFERING PRICE        PROPOSED MAXIMUM        REGISTRATION FEE
     NAME OF PLAN           REGISTERED       REGISTERED(3)       PER UNIT        AGGREGATE OFFERING PRICE         (7)
--------------------------------------------------------------------------------------------------------------------------------
Eprise Corporation       Common Stock             12,744        $ 0.255(6)         $     3,249.72(6)             $     0.86
Amended and Restated     ($.001 par value)
1997 Stock Option Plan
(1)

--------------------------------------------------------------------------------------------------------------------------------
                                                 161,977        $ 0.306(6)         $    49,564.96(6)             $    13.09

--------------------------------------------------------------------------------------------------------------------------------
                                                  54,019        $ 0.459(6)         $    24,794.72(6)             $     6.55

--------------------------------------------------------------------------------------------------------------------------------
                                                 204,871        $ 0.638(6)         $   130,707.70(6)             $    34.51

--------------------------------------------------------------------------------------------------------------------------------
                                                 153,036        $ 3.927(6)         $   600,972.37(6)             $   158.66

--------------------------------------------------------------------------------------------------------------------------------
                                                 304,182        $ 6.885(6)         $ 2,094,293.07(6)             $   552.89

--------------------------------------------------------------------------------------------------------------------------------
                                                  45,094        $ 9.180(6)         $   413,962.92(6)             $   109.29

--------------------------------------------------------------------------------------------------------------------------------
                                                 167,254        $ 9.945(6)         $ 1,663,341.03(6)             $   439.12

--------------------------------------------------------------------------------------------------------------------------------
                                                 199,928        $10.125(6)         $ 2,024,271.00(6)             $   534.41

--------------------------------------------------------------------------------------------------------------------------------
                                                 123,596        $17.750(6)         $ 2,193,829.00(6)             $   579.17

--------------------------------------------------------------------------------------------------------------------------------
                                               3,182,261        $16.906(4)         $53,799,304.47(4)             $14,203.02

--------------------------------------------------------------------------------------------------------------------------------
                                               1,642,356(5)     $16.906(4)         $27,765,670.54(4)             $ 7,330.14

--------------------------------------------------------------------------------------------------------------------------------
Eprise Corporation       Common Stock          1,176,469        $14.370(8)         $16,905,859.53(8)             $ 4,463.15
2000 Employee Stock      ($.001 par value)
Purchase Plan (2)

--------------------------------------------------------------------------------------------------------------------------------
Eprise Corporation       Common Stock             47,058        $15.000(6)         $      705,870(6)             $   186.35
2000 Non-Employee        ($.001 par value)
Director Stock Option
Plan

--------------------------------------------------------------------------------------------------------------------------------
                                                 227,452        $16.906(4)         $ 3,845,303.51(4)             $ 1,015.16

--------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------------------
Eprise Corporation       Common Stock             22,337        $ 0.255(6)         $      5,695.94(6)          $     1.50
1994 Stock Option Plan   ($.001 par value)
(9)

--------------------------------------------------------------------------------------------------------------------------------
TOTALS                                         7,724,634                           $112,226,690.47             $29,627.85
--------------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement covers the maximum number of shares currently available under the Company's Amended and Restated 1997 Stock Option Plan (the "1997 Plan"), as well as an additional 2,745,098 shares in the aggregate that may become available for purchase under the 1997 Plan on January 1 of 2001 and 2002 pursuant to an evergreen feature of the 1997 Plan that provides for an automatic increase in the available shares by an amount equal to the lesser of (i) 5% of the total number of shares of Common Stock that are issued and outstanding (including shares convertible into Common Stock, on an as-converted basis) or held in treasury as of the close of business on December 31 of the preceding year or (ii) 1,372,549 shares. In addition, up to 22,337 shares subject to options under the Company's 1994 Stock Option Plan (the "1994 Plan") which would have become available for subsequent option grants under the 1994 Plan upon expiration, termination, forfeiture or repurchase shall instead become available for grants under the 1997 Plan, thereby increasing the maximum number of Shares that may be made subject to options under the 1997 Plan.

(2) This Registration Statement covers the maximum number of shares currently available under the Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan"), as well as an additional 588,234 shares in the aggregate that may become available for purchase under the Purchase Plan on January 1 of 2001 and 2002 pursuant to an evergreen feature of the Purchase Plan that provides for an automatic increase in the available shares by an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock that are issued and outstanding (including shares convertible into Common Stock, on an as-converted basis) or held in treasury as of the close of business on December 31 of the preceding year or (ii) 294,117 shares.

(3) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the "Securities Act of 1933"), this Registration Statement also covers, with respect to each of the plans, such additional shares of Common Stock as may be issuable pursuant to adjustments for any recapitalization, stock split, stock dividend or similar change in the capitalization of the Company.

(4) Estimated solely for the purpose of computing the registration fee. These amounts were calculated pursuant to Rule 457(c) upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the Nasdaq National Market System on August 24, 2000.

(5) These shares are offered for resale and were originally issued under the 1994 Plan or the 1997 Plan.

(6) These amounts have been calculated pursuant to Rule 457(h)(1) based on the price at which the applicable options may be exercised.

(7) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: .0264% of the Proposed Maximum Aggregate Offering Price of the shares of Common Stock registered hereby.

(8) The Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company's common stock. Therefore, pursuant to Rule 457(c), these amounts have been calculated based on 85% of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the Nasdaq National Market System on August 24, 2000.

(9) The shares being registered hereby under the 1994 Plan which would have become available for subsequent option grants under the 1994 Plan upon expiration, termination, forfeiture or repurchase shall instead become available for grants under the 1997 Plan, thereby increasing the maximum number of Shares that may be made subject to options under the 1997 Plan.


                                EXPLANATORY NOTE

         Eprise Corporation (the "Company," "we," or "us") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register shares of common stock issued or issuable pursuant to the Company's 1994 Stock Option Plan, the Company's Amended and Restated 1997 Stock Option Plan, the Company's 2000 Employee Stock Purchase Plan, and the Company's 2000 Non-Employee Director Stock Option Plan (collectively, the "Plans").

         This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,642,356 shares that constitute "control securities" and/or "restricted securities" which have been issued prior to the filing of this registration statement.

                                     PART I
                                     ------

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
              ----------------------------------------------------

         The documents containing the information specified in Part I will be sent or given to employees or directors as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                               REOFFER PROSPECTUS

                               EPRISE CORPORATION

                        1,642,356 SHARES OF COMMON STOCK

         This reoffer prospectus relates to 1,642,356 shares of common stock, $0.001 par value, (the "Shares") of Eprise Corporation (the "Company") which may be offered for resale from time to time by those of our current directors and officers (or their transferees) whom we collectively refer to in this reoffer prospectus as the "Selling Shareholders" and whom we have listed in the Selling Shareholders section of this prospectus. The Selling Shareholders acquired their Shares pursuant to the Company's 1994 Stock Option Plan and/or the Company's Amended and Restated 1997 Stock Option Plan, as the case may be. As of the filing of this reoffer prospectus, the Shares are "restricted securities" under the Securities Act of 1933.

         The resales may occur in transactions on the Nasdaq National Market at prevailing market prices, in block transactions with market makers, or in negotiated transactions. The Company is paying all expenses incurred in registering the Shares under this reoffer prospectus. The Selling Stockholders will pay all selling and other expenses, if any, associated with any resales of the Shares offered pursuant to this reoffer prospectus.

         The Company's common stock is currently traded on the Nasdaq National Market under the symbol "EPRS."

         PLEASE CONSIDER CAREFULLY "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS REOFFER PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               Eprise Corporation
                               1671 Worcester Road
                         Framingham, Massachusetts 01701
                               Tel. (508) 661-5200


                     The date of this reoffer prospectus is
                                August 29, 2000.

                                TABLE OF CONTENTS

                                                                  Page No.

Where You Can Find Additional Information About Eprise              2

Incorporated Documents                                              3

The Company                                                         4

Risk Factors                                                        4

Special Note Regarding Forward-Looking Statements                   12

Use of Proceeds                                                     13

Selling Stockholders                                                13

Plan of Distribution                                                14

Indemnification of Officers and Directors                           16

Legal Matters                                                       16



             WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EPRISE

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934") and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                             INCORPORATED DOCUMENTS

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

         The documents listed below are incorporated by reference herein: (a) the Registrant's prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 on March 23, 2000, in connection with the Registrant's Registration Statement No. 333-94777 on Form S-1 filed with the Commission on January 14, 2000; (b) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000; (c) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000; and (d) the Registrant's Registration Statement No. 000-29319 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities and Exchange Act of 1934 on February 3, 2000, together with any and all amendments thereto, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding capital stock.

         All reports and other documents filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such report or document.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, copies of any and all documents incorporated herein by reference (in each case without exhibits, unless the exhibits are specifically incorporated by reference into those documents or into this reoffer prospectus) Request for such documents, or additional information regarding any of the plans and their administration, should be directed to Milton A. Alpern, Vice President, Finance, Eprise Corporation, 1671 Worcester Road, Framingham, MA 01701. The Company's telephone number is (508) 661-5200. The Company's web site is at www.eprise.com.

                                   THE COMPANY

         We provide software products and services that enable businesses to maintain, update, expand and otherwise manage the information contained on their Web sites.

         Our executive offices are located at 1671 Worcester Road, Framingham, MA 01701. Our telephone number is (508) 661-5200 and our Web site is at www.eprise.com.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock. If one or more of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

         We incurred net losses of $7.7 million for the six months ended June 30, 2000 and $6.6 million for the year ended December 31, 1999. As of June 30, 2000, we had an accumulated deficit of $43.9 million. We have not yet achieved profitability and we expect to incur net losses for the foreseeable future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant research and development, selling and marketing, and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown significantly in recent quarters, we cannot be certain that we can sustain these growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes to those statements found in the Company's latest quarterly report on Form 10-Q, which is incorporated herein by reference.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

         Eprise was founded in 1992 as a provider of online interactive games. We made the transition to our current business in 1997 and, as a result, have a limited operating history. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. We shipped our first commercial Web content management software product in February 1998. Since that time, we have derived substantially all of our revenues from licensing our Eprise Participant Server product and related services. As a result of our limited operating history, we cannot forecast operating expenses based on our historical results. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle, making it difficult to predict the quarter in which sales revenue will be recognized. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections, and that net losses in a given quarter could be even greater than expected.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.

         Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

-    demand for our products and services;

-    the timing of sales of our products and services;

-    the timing of customer orders and product implementation;

-    unexpected delays in introducing new products and services;

- increased expenses, whether related to selling and marketing, research and development or general and administrative;

- changes in the rapidly evolving market for Web content management solutions;

-    the mix of product license and service revenue; and

-    the timing and size of sales derived through our strategic partners.

         Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

         We plan to increase our operating expenditures to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter could be greater than expected. Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations due to clients' fiscal year budgeting cycles and purchasing patterns.

ONLY A LIMITED NUMBER OF CUSTOMERS HAVE LICENSED OUR PRODUCT, AND OUR WEB CONTENT MANAGEMENT SOLUTION MAY NEVER ACHIEVE BROAD MARKET ACCEPTANCE.

         We first introduced Eprise Participant Server in February 1998 and delivered a second major release in April 1999. To date, only a limited number of customers have licensed Eprise Participant Server, and an even smaller number are operating Web sites using the most recent version. Therefore, we have not demonstrated broad market acceptance of Eprise Participant Server. If our product does not gain broad market acceptance, or if it fails to meet customer expectations, our business would be harmed.

A LARGE PORTION OF OUR REVENUES ARE CURRENTLY DERIVED FROM A LIMITED NUMBER OF CUSTOMERS.

         Although we believe that our customer concentration will decrease as we continue to build our client base, we expect that a small number of customers will continue to account for a substantial portion of revenues in the near term. As a result, our inability to secure major customers during a given period or the loss of existing customers could have a material adverse effect on our business, financial condition or results of operations. Our largest customer in 1998, American Express, accounted for 58% of our revenues for the year ended December 31, 1998. Two of our customers accounted for an aggregate of 23% of our revenues for the year ended December 31, 1999. There were no customers who individually accounted for greater than 10% of our revenues for the three-month and six-month periods ended June 30, 2000.

IF WE DO NOT SUCCESSFULLY EXPAND OUR DIRECT SALES AND SERVICES ORGANIZATIONS, WE MAY NOT BE ABLE TO INCREASE OUR SALES OR SUPPORT OUR CUSTOMERS.

         In the fiscal year ended December 31, 1999, we licensed substantially all of our products through our direct sales organization. As of June 30, 2000, we had 25 direct sales representatives. Our future success depends on substantially increasing the size and scope of our direct sales force, both domestically and internationally. There is intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, we believe that as our sales increase, and given the large-scale deployment required by our customers, we will need to hire and retain a number of highly trained customer service and support personnel. As of June 30, 2000, our customer service and support organization included 30 individuals. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. Failure to add additional sales and customer service representatives would have a material adverse effect on our business, operating results and financial condition.

IF WE DO NOT SUCCESSFULLY MAINTAIN AND EXPAND OUR RELATIONSHIPS WITH INDIRECT SALES CHANNELS, OUR SALES COULD DECLINE OR GROW MORE SLOWLY THAN EXPECTED.

       To offer products and services to a larger customer base, our direct sales force must establish and expand relationships with alliance partners, including systems integrators, consulting firms, Web developers and application service providers who build customer solutions based on Eprise Participant Server. We must also build relationships, which we refer to as original equipment manufacturer or OEM relationships, with companies offering complementary products that can package our software along with their products. We are currently investing, and we intend to continue to invest, significant resources to develop these relationships. If our efforts are unsuccessful, our sales growth would be adversely affected. We cannot guarantee that we will be able to market our products effectively through our established partners. Further, these third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and service revenues. We cannot guarantee that we will be able to attract additional distribution partners for desired distribution arrangements. The loss of distribution partners or failure to establish new relationships could materially adversely affect our business, operating results and financial condition.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY TO REMAIN COMPETITIVE AND CONTINUE TO EXPAND OUR OPERATIONS.

       We have expanded our operations rapidly since inception. We intend to expand in the foreseeable future to pursue existing and potential opportunities. This rapid growth places a significant demand on management, administrative and operations resources. Our ability to compete effectively and to manage our anticipated future growth requires us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We recently hired a significant number of employees, and must continue to add personnel to maintain our ability to grow in the future. We cannot guarantee that we will be able to do so successfully. Failure to manage our growth effectively could have a material adverse effect upon our business, operating results and financial condition.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET.

       Qualified personnel are in great demand throughout the computer software, hardware and networking industries. The demand for qualified personnel is particularly acute in the New England area because of the large number of software and other high technology companies and the low unemployment rate in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly-skilled employees, particularly sales and marketing personnel, software engineers, and technical support personnel. We have had difficulty hiring these highly-skilled employees in the past. If we are unable to attract and retain the highly-skilled technical personnel that are integral to our sales, marketing, product development and customer support teams, the rate at which we can generate sales and develop new products or product enhancements may be limited. This inability could have a material adverse effect on our business, operating results and financial condition.

COMPETITION COULD REDUCE OUR REVENUES AND MARKET SHARE, AND PREVENT US FROM EXPANDING IN THE FUTURE.

         The market for Web content management software and services is rapidly evolving and highly competitive and there are a number of products that compete directly with our software solutions. Our clients' requirements and the technology available to satisfy those requirements continually change. Some of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do. This may enable them to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. In addition, other companies could develop new products or incorporate additional functionality into their existing products that could directly compete with our products. Barriers to entering the software market are relatively low. Furthermore, cooperative relationships among our competitors could increase their ability to address the Web site content management needs of our prospective customers, and they could rapidly acquire significant market share. We cannot guarantee that we will compete successfully against existing or new competitors. Further, competitive pressures may require us to lower the prices of our software and services. Failure to compete successfully would have a material adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO ENHANCE AND EXPAND OUR PRODUCT LINE TO MEET THE RAPID CHANGES IN THE MARKET FOR WEB CONTENT MANAGEMENT TECHNOLOGY, OUR BUSINESS WILL BE UNABLE TO GROW.

         To succeed, we will need to enhance our current Eprise Participant Server product and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products or new product enhancements compliant with present or emerging Internet technology standards. New products based on new technologies or new industry standards can rapidly render existing products obsolete and unmarketable. Internet commerce technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing, testing and releasing enhanced or new products could harm our business. New products or upgrades may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. If we do not develop, license or acquire new software products, or deliver enhancements to existing products on a timely and cost-effective basis, our business will be harmed.

WE HAVE RELIED ON AND EXPECT TO CONTINUE TO RELY ON SALES OF OUR EPRISE PARTICIPANT SERVER LINE FOR OUR REVENUES.

         Since 1998, we have derived substantially all of our revenues from licenses of, and services related to, Eprise Participant Server. We expect that revenues from this product will continue to account for a significant portion of our revenues for the foreseeable future. A decline in the price of Eprise Participant Server or our inability to increase license sales of Eprise Participant Server would seriously harm our business and operating results. In addition, our future financial performance will depend upon the successful development, introduction and customer acceptance of enhanced versions of Eprise Participant Server and future products. Failure to deliver the enhancements or products that customers want could have a material adverse effect on our business, operating results and financial condition.

OUR LENGTHY SALES CYCLES REQUIRE EXPENDITURE OF RESOURCES THAT WILL NOT NECESSARILY RESULT IN A SALE.

         We typically experience long sales cycles. These sales cycles generally vary by customer from three to six months. Because the licensing of our products generally involves a significant capital expenditure by the customer, our sales process is subject to lengthy approval processes and delays. We often devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, without any assurance that the prospective customer will decide to license our products.

YEAR 2000 PROBLEMS MAY CAUSE PRODUCT ERRORS OR FAILURES THAT COULD DIVERT PERSONNEL AND FINANCIAL RESOURCES.

         We have designed Eprise Participant Server and its add-on modules to be Year 2000 compliant and have not been advised of any Year 2000 issues related to those products. One prototype product (a precursor of Eprise Participant Server), which was licensed to one customer and may currently be in use, may not be Year 2000 compliant and may need to be upgraded or its use discontinued. We have not been advised of any Year 2000 problems by this customer to date. Further, although we have not been made aware of any Year 2000 problem relating to the hardware and software used by our customers in connection with our products to date, these problems may exist. Should any of these problems develop, they may have a material adverse effect on our business, operating results and financial condition.

         In addition, we utilize software, computer technology and other services internally developed and provided by third party vendors that may have Year 2000 issues. Although we have not experienced any of these problems to date, the failure of our internal computing systems or of systems provided by third party vendors to be Year 2000 compliant could materially adversely affect our business.

IF OUR PRODUCTS FAIL TO REMAIN COMPATIBLE WITH MAJOR COMMERCIAL OPERATING PLATFORMS, OUR SALES WOULD DECREASE.

         Our products currently operate on the Microsoft Windows NT and Sun Solaris operating systems. In addition, our products are required to interoperate with Web servers, browsers and database servers. We must, therefore, continually modify and enhance our products to keep pace with changes in these operating systems and servers. If our products are not compatible with new operating systems, Web servers, browsers or database servers that achieve sufficient market penetration, our business will be harmed. In addition, uncertainties related to the timing and nature of new product announcements, or introductions or modifications by vendors of operating systems or browsers, could also harm our business.

POTENTIAL DEFECTS IN OUR PRODUCTS COULD CAUSE SALES TO DECREASE AND COULD SUBJECT US TO FUTURE WARRANTY CLAIMS.

         Our products are complex and might contain undetected software errors or failures when new versions are released. We cannot guarantee that, despite testing by us and by current and prospective customers, we will not find errors in existing products, new products or product enhancements after commercial release. These errors may result in loss or delay of market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE EXPANDING OUR BUSINESS AND PRODUCT LINE.

         The loss of the services of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition. We do not maintain key person life insurance on any executive officers other than our Chief Executive Officer and Chief Technology Officer. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain them in the future.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS AND INFORMATION.

         Our software is proprietary and is protected by trade secret, copyright and trademark laws, license agreements, confidentiality agreements with employees and nondisclosure and other contractual requirements imposed on our customers, consulting partners and others. We cannot guarantee that these protections will adequately protect our proprietary rights or that our competitors will not independently develop products that are substantially equivalent or superior to our products. In addition, the laws of countries in which our products may be licensed in the future may not protect our products and intellectual property rights to the same extent as the laws of the United States. Although we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, we cannot guarantee that third parties will not assert infringement claims against us.

The cost of pursuing, enforcing or defending infringement claims can be substantial and can also require significant management attention.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF THE USE OF THE INTERNET DOES NOT EXPAND, THE DEMAND FOR OUR PRODUCTS MAY STAGNATE OR DECLINE.

         Our future success depends heavily on the Internet being accepted and widely used. If Internet use does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable communications medium for a number of reasons, including potentially inadequate network infrastructure, security concerns, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle an increased level of Internet activity or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

WE CANNOT BE SURE THAT A SUSTAINABLE MARKET FOR OUR PRODUCTS WILL DEVELOP.

The market for Web content management software and services is new and rapidly evolving, and the size and potential growth of this new market and the direction of its development are uncertain. We have licensed our products to a small number of customers. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Enterprises that have invested substantial resources in other methods of conducting business over the Internet may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Any of these factors could inhibit the growth and market acceptance of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge, or if it does emerge, that it will be sustainable.

IF THE INTERNET OR E-COMMERCE BECOMES SUBJECT TO GOVERNMENTAL REGULATION OR OTHER FUTURE LAWS, USE OF AND DEMAND FOR OUR PRODUCTS COULD DECLINE.

         We are not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and any laws or regulations directly applicable to the Internet. However, due to the increasing popularity of the Internet, it is possible that laws may be adopted regarding the Internet, any of which could materially harm our business. For example, because our products can be used for the solicitation of personal data from individual consumers, our business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. Legislation imposing potential liability for information collected or disseminated through our products could adversely affect our business. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for our products.

         Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. The unlawful export of our software could also harm our business. Although we take precautions against unlawful export of our software, the global nature of the Internet makes if difficult to effectively control the distribution of software.

         Furthermore, the growth and development of the Internet may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws may decrease Internet use or impede the growth of Internet use, which may lead to a decrease in the demand for our products and services or an increase in the cost of doing business. Further, the imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products. Although recent federal legislation limits the imposition of state and local taxes on Internet-related sales, there is a possibility that Congress may not renew this legislation, in which case state and local governments would be free to impose taxes on goods and services purchased on the Internet.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under Risk Factors above. These factors may cause our actual results to differ materially from any forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sales by the Selling Stockholders of the Shares.

                              SELLING STOCKHOLDERS

         This reoffer prospectus covers the reoffer and resale of shares of common stock acquired by the Selling Stockholders pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act of 1933. The Selling Stockholders are present officers or directors of the Company or their transferees. The Selling Stockholders may resell pursuant to this prospectus up to all of the shares of common stock registered hereby in one or more transactions from time to time as described below under "Plan of Distribution." However, the Selling Stockholders are not obligated to sell any of the shares of common stock offered by this prospectus. The following table sets forth the Selling Stockholders and the amounts of securities available to be resold, whether or not these persons have a present intention to resell such securities.

                                                                                                          PERCENTAGE OF COMMON
                                                                                                               STOCK TO BE
                                NUMBER OF SHARES                                    NUMBER OF SHARES TO BE  BENEFICIALLY OWNED
                                COVERED BY THIS           TOTAL NUMBER OF SHARES  BENEFICIALLY OWNED AFTER   AFTER COMPLETION OF
STOCKHOLDER                       PROSPECTUS                BENEFICIALLY OWNED     COMPLETION OF OFFERING        OFFERING
-------------------------------------------------------------------------------------------------------------------------------
Alpern, Milton                      137,254                   137,254 (1)                      0                    -
Barnes, Henry                       137,254                   137,254 (2)                      0                    -
de Castro, Edson                     58,823                    92,130 (3)                 33,307                    -
Feldman, Thomas                      38,725                   154,901 (4)                116,176                    -
Fiorentino, Joseph                  329,411                   333,332 (5)                  3,921                    -
Forgione, Joseph                    576,667                   874,399 (6)                297,732                    -
Hanover, Alain                       39,215                   190,675 (7)                151,460                    -
Kadela, Maria-Elena, as Trustee
  of Angela Forgione
  1999 Irrevocable Trust                980                       980                          0                    -
Kadela, Maria-Elena, as Trustee
  of Joseph A. Forgione
  1999 Irrevocable Trust             19,607                    19,607                          0                    -
Kadela, Maria-Elena, as Trustee
  of Michael A. Forgione
  1999 Irrevocable Trust              1,960                     1,960                          0                    -
Radoff, Jonathan                    196,078                 2,085,653 (8)              1,889,575                  7.5%
Strong, Robert                      105,882                   188,234 (9)                 82,352                    -
Certain Non-Affiliates (10)             500                       500                          0                    -
                                  ---------                 ---------                  ---------
TOTAL COMMON STOCK                1,642,356                 4,216,879                  2,574,523


(1) Includes (i) 12,254 shares pledged to the Company pursuant to a stock pledge agreement dated October 29, 1999 as collateral for a promissory note held by the Company of the same date in the amount of $1,087; and
         (ii) 125,000 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $49,375.

(2) Includes (i) 44,117 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $10,629; and
         (ii) 93,137 shares pledged to the Company pursuant to a stock pledge agreement dated March 17, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $40,500.

(3) Includes 7,843 shares issuable within 60 days upon exercise of outstanding options.

(4) Includes (i) 38,725 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $149,758; and (ii) 116,176 shares issuable within 60 days upon exercise of outstanding options.

(5) Includes (i) 329,411 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $164,810; and (ii) 3,921 shares issuable within 60 days pursuant to outstanding options.

(6) Includes (i) 275,184 shares issuable within 60 days upon exercise of outstanding stock options; (ii) 22,547 shares held by Maria-Elena Kadala, Mr. Forgione's spouse, as trustee under three trusts, the beneficiaries of which are Michael A. Forgione, Angela Forgione and Joseph A. Forgione; ; and (iii) 314,332 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $77,915.

(7) Includes 7,843 shares issuable within 60 days upon exercise of outstanding options.

(8) Includes (i) 930,653 shares held by Mr. Radoff's spouse, Angela Bull, as to which Mr. Radoff disclaims beneficial ownership; and (ii) 196,078 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 20000 as collateral for a promissory note held by the Company of the same date in the amount of $53,264.

(9) Includes (i) 35,294 shares pledged to the Company pursuant to a stock pledge agreement dated January 3, 2000 as collateral for a promissory note held by the Company of the same date in the amount of $9,194, and
         (ii) 82,352 shares issuable within 60 days upon exercise of outstanding options.

(10) The Company is registering for resale under this prospectus, in the case of the non-affiliates in this category, fewer than 1,000 shares. Pursuant to General Instruction C.3(b) to Form S-8, the Company is not required to list these individuals by name.

                              PLAN OF DISTRIBUTION

         As used herein, the term "Selling Shareholder" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus.

         Each Selling Stockholder may sell his or her shares of common stock for value from time to time under this prospectus in one or more transactions on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. The Selling Stockholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each Selling Stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will pay all other expenses in connection with this offering.

         Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

         Notwithstanding any of the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each Selling Stockholder, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the Selling Stockholders will sell all or any portion of the shares of common stock offered hereby.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by the Delaware General Corporation Law, as amended (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations on liability for a director's breach of fiduciary duty other than liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation law, (iii) under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's bylaws provide that the Company shall indemnify all directors, officers, employees and agents of the Company for acts performed on behalf of the Company in such capacity to the fullest extent permitted by law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for the Company by Hill & Barlow, a Professional Corporation. A purchase trust, the beneficiaries of which are members of Hill & Barlow, owns 6,365 shares of the Company's common stock.

                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

         Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
                  ---------------------------------------

          The documents listed below are incorporated by reference herein:

          a) the Registrant's prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 on March 23, 2000, in connection with the Registration Statement No. 333-94777 on Form S-1 filed with the Commission on January 14, 2000;

          b) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

          c) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000; and

          d) the Registrant's Registration Statement No. 000-29319 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 on February 3, 2000, together with any and all amendments thereto in which there is described the terms, rights and provisions applicable to the Registrant's outstanding capital stock.


          All reports and other documents filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such report or document.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Item 4.  DESCRIPTION OF SECURITIES.
                  -------------------------

         Not applicable.

         Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
                  --------------------------------------

         Certain legal matters relating to the shares of Common Stock, $.001 par value, of the Company to be registered hereby have been passed upon for the Company by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110. A purchase trust, the beneficiaries of which are members of Hill & Barlow, owns 6,365 shares of the Company's Common Stock.

         Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                  -----------------------------------------

         As permitted by the Delaware General Corporation Law, as amended (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this Registration Statement, the DGCL permits limitations on liability for a director's breach of fiduciary duty other than liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's bylaws provide that the Company shall indemnify all directors, officers, employees and agents of the Company for acts performed on behalf of the Company in such capacity to the fullest extent permitted by law.

         Item 7.  EXEMPTION FROM REGISTRATION.
                  ---------------------------

         The shares to be offered and sold under the reoffer prospectus were initially issued by the Company in transactions deemed exempt from registration under the Securities Act of 1933 in reliance on either (1) Rule 701 promulgated under the Securities Act of 1933 as offers and sales of securities pursuant to an employee benefit plan or contract relating to compensation, or (2) Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering. The shares were issued for bona fide services rendered to the Company, which services did not involve the sale or offer of securities in a capital raising transaction, and did not involve, directly or indirectly, the promotion of or maintenance of a market for the Company's securities.

         Item 8.   EXHIBITS.
                   --------

         The following exhibits are, as indicated, either filed herewith or have heretofore been filed with the Commission and are incorporated herein by reference.

EXHIBIT        TITLE                             METHOD OF FILING
-------        -----                             ----------------
4              Instrument Defining Rights of     Incorporated herein by reference to Registrant's Registration
               Stockholders                      Statement No. 000-29319 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities and Exchange Act of 1934
                                                 on February 3, 2000, together with any and all amendments thereto.

5              Opinion of Hill & Barlow, a       Filed herewith.
               Professional Corporation,
               regarding the legality of the
               common stock to be offered
               hereunder

23.1           Consent of Independent Auditors   Filed herewith.
               (Deloitte & Touche LLP)

23.2           Consent of Independent Auditors   Filed herewith.
               (Arthur Andersen LLP)

23.3           Consent of Hill & Barlow, a       Reference is made to the opinion filed as Exhibit 5 to this
               Professional Corporation          Registration Statement.

24             Power of Attorney                 Reference is made to Page II-7 of this Registration Statement.

99.1           Eprise Corporation Amended and    Incorporated herein by reference to Exhibit 10.5 to Amendment No.
               Restated 1997 Stock Option Plan   1 to Registrant's Registration Statement No. 333-94777 on Form
                                                 S-1 filed with the Commission on March 3, 2000.

99.2           Eprise Corporation 2000           Incorporated herein by reference to Exhibit 10.10 to Amendment
               Employee Stock Purchase Plan      No. 1 to Registrant's Registration Statement No. 333-94777 on
                                                 Form S-1 filed with the Commission on March 3, 2000.

99.3           Eprise Corporation 2000           Incorporated herein by reference to Exhibit 10.7 to Amendment No.
               Non-Employee Director             1 to Registrant's Registration Statement No. 333-94777 on Form
               Stock Option Plan                 S-1 filed with the Commission on March 3, 2000.

EXHIBIT        TITLE                             METHOD OF FILING
-------        -----                             ----------------

99.4           Eprise Corporation 1994 Stock     Incorporated herein by reference to Exhibit 10.6 to Registrant's
               Option Plan                       Registration Statement No. 333-94777 on Form S-1 filed with the
                                                 Commission on January 14, 2000.


         Item 9.  UNDERTAKINGS.
                  ------------

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on August 29, 2000.


                                       EPRISE CORPORATION
                                       (Registrant)



                                       By: /s/ Milton A. Alpern
                                           -----------------------------
                                           Milton A. Alpern
                                           Vice President, Finance
                                           and Chief Financial Officer

                                POWER OF ATTORNEY
                                -----------------

         Each person whose signature appears below constitutes and appoints, and each them singly, his or her lawful attorneys with full power to them and each of them singly to sign for him or her in his or her name in the capacity indicated below this Registration Statement on Form S-8 (and any and all amendments hereto), hereby ratifying and confirming his or her signature as it may be signed by his or her said attorneys to this Registration Statement (and any and all amendments hereto).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                      TITLE                            DATE
       ---------                      -----                            ----

/s/ Joseph A. Forgione
------------------------   President, Chief Executive Officer    August 29, 2000
Joseph A. Forgione         and Director (principal executive
                           officer)

/s/ Milton A. Alpern
------------------------   Vice President, Finance and Chief     August 29, 2000
Milton A. Alpern           Financial Officer (principal
                           financial officer and principal
                           accounting officer)


/s/ Edson D. de Castro     Chairman of the Board                 August 29, 2000
------------------------
Edson D. de Castro


                           Director
------------------------
Deborah M. Besemer


/s/ Robert C. Fleming      Director                              August 29, 2000
------------------------
Robert C. Fleming

/s/ Alain J. Hanover           Director                              August 29, 2000
---------------------------
Alain J. Hanover


/s/ Nicholas A. Papantonis     Director                              August 29, 2000
---------------------------
Nicholas A. Papantonis


/s/ Jonathan B. Radoff         Director                              August 29, 2000
---------------------------
Jonathan B. Radoff


/s/ Joseph Tischler            Director                              August 29, 2000
---------------------------
Joseph Tischler